NATIONWIDE LIFE INSURANCE COMPANY
PO Box [Missing Graphic Reference]
Columbus, Ohio   [Missing Graphic Reference]
[Missing Graphic Reference]
(Hereinafter called the Company)

NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the purchase payments made as required in the Contract.

TEN DAY LOOK
To be sure that the Owner is satisfied with this Contract, the Owner has ten days to examine the Contract and return it to the Home Office for any reason.  When the Contract is received in the Home Office, the Company will return the Contract Value to the Owner, without deduction for any sales charges or administration fees as of the date of cancellation, where permitted by state law.

Executed for the Company on the Date of Issue.

ABCD Secretary	ABCD President

READ YOUR CONTRACT CAREFULLY

Individual Flexible Purchase Payment Deferred Variable Annuity, Non-Participating.

ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

NOTICE - The details of the variable provisions in the
Contract may be found on Pages 12, 13, and 16.

        APO 1293-3AAO

CONTENTS

DATA PAGE                                                                                        INSERT

DEFINITIONS

The Company	1
Accumulation Unit	1
Annuitant	1
Annuitization Date	1
Annuity Commencement Date	1
Annuity Payment Option	1
Annuity Unit	1
Beneficiary	1
Contingent Beneficiary	1
Contingent Designated Annuitant	1
Contingent Owner	1
Contract Anniversary	2
Contract Owner (Owner)	2
Contract Value	2
Contract Year	2
Date of Issue	2
Designated Annuitant	2
Distribution	2
Fixed Account	2
Fixed Annuity	2
Home Office	2
Non-Qualified Contract	2
Non-Qualified Plan	2
Purchase Payment Anniversary	2
Purchase Payment Year	2
Qualified Contract	2
Qualified Plan	3
Valuation Date	3
Valuation Period	3
Variable Account	3
Variable Annuity	3
GENERAL PROVISIONS
Contract Maintenance Charge	4
Deduction For Premium Taxes	4
Mortality And Expense Risk Charge	4
Administration Charge	4
Beneficiary Provisions	4
Contract Ownership Provisions	5
Death Of Designated Annuitant	5
Death Of Annuitant	6
Death Of Owner	6
Alteration Or Modification	7
Assignment	7
Entire Contract	7
Misstatement Of Age	7
Evidence Of Survival	7
Protection Of Proceeds	8
Reports	8
Incontestability	8
Contract Settlement	8
Number And Gender	8
Non-Participating	8

ACCUMULATION PROVISIONS
Surrender	8
Contingent Deferred Sales Charge	9
Reduction Or Elimination Of Contingent Deferred Sales Charge	9
Surrenders Without Charge	10
Surrender Value	10
Suspension Or Delay In Payment Of Surrender	10
Flexible Purchase Payments	10
First Purchase Payment	11
No Default	11
Change In Purchase Payments	11
Allocation Of Purchase Payments	11
Contract Value	11
Fixed Account Contract Value	11
Interest To Be Credited	12
Variable Account Contract Value	12
The Variable Account	12
Investments Of The Variable Account	12
Sub-Accounts	12
Valuation Of Assets	12
Variable Account Accumulation Units	12
Variable Account Accumulation Unit Value	13
Net Investment Factor	13
Fixed Account Provisions	13
Transfer Provisions	14
Distribution Provisions	14
Exchange Privilege	14

ANNUITIZATION PROVISIONS
General	14
Annuitization	15
Annuity Commencement Date	15
Change Of Annuity Commencement Date	15
Change Of Annuity Payment Option	15
Annuity Payment Options	15
Supplementary Agreement	15
Frequency And Amount Of Payments	15
Fixed Annuity Provisions	16
Variable Annuity	16
Determination Of First Variable Annuity Payment	16
Annuity Unit Value	16
Variable Annuity Payments After The First Payment	16

ANNUITY PAYMENT OPTIONS
General	17
Life Annuity	17
Joint And Last Survivor Annuity	17
Life Annuity With 120 Or 240 Monthly Payments	17

ANNUITY TABLES	18

DEFINITIONS

The Company - The Company is the Nationwide Life Insurance Company.

Accumulation Unit - An Accumulation Unit is an accounting unit of measure.  It is used to calculate the Variable Account Contract Value prior to the Annuitization Date.

Annuitant - The Annuitant is the person actually receiving annuity payments and upon whose continuation of life any annuity payment involving life contingencies depends.

Annuitization Date - The Annuitization Date is the date annuity payments actually begin.

Annuity Commencement Date - The Annuity Commencement Date is the date on which annuity payments are to commence.  Such date is the date shown on the Data Page, unless changed.

Annuity Payment Option - The Annuity Payment Option is the method for making annuity payments.  Several options are available under this Contract.  The Annuity Payment Option is the form named in the application, unless changed.

Annuity Unit - An Annuity Unit is an accounting unit of measure used to calculate the value of Variable Annuity payments.

Beneficiary - The Beneficiary is the person named in the application and is subject to change by the Owner.  The Beneficiary may be the recipient of certain benefits under this Contract when the Owner, Annuitant, or Designated Annuitant dies.

Contingent Beneficiary - The Contingent Beneficiary is the person named in the application and is subject to change by the Owner.  The Contingent Beneficiary may be the recipient of certain benefits under this Contract if the Beneficiary is not living when the Owner, Annuitant, or Designated Annuitant dies.

Contingent Designated Annuitant - The Contingent Designated Annuitant is named in the application and is subject to change by the Owner.  If the Owner wishes to name a Contingent Designated Annuitant he must do so in the application.  The Contingent Designated Annuitant may be the recipient of certain rights or benefits under this Contract when the Designated Annuitant dies before the Annuitization Date.  If a Contingent Designated Annuitant is named in the application, all provisions of the Contract which are based on the death of the Designated Annuitant will be based on the death of the last survivor of the Designated Annuitant and the Contingent Designated Annuitant.  The Owner's right to name a Contingent Designated Annuitant may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

Contingent Owner - The Contingent Owner is named in the application and is subject to change by the Owner.  If the Owner wishes to name a Contingent Owner, he must do so in the application.  The Contingent Owner may be the recipient of certain rights or benefits under this Contract when the Owner dies before the Annuitization Date.  The Owner's right to name a Contingent Owner may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

Contract Anniversary - A Contract Anniversary is an anniversary of the Contract Issue Date as shown on the Data Page.

Contract Owner (Owner) - The Contract Owner is the person who possesses all rights under the Contract, including the right to designate and change any designations of the Contingent Owner, Designated Annuitant, Contingent Designated Annuitant, Beneficiary, Contingent Beneficiary, Annuity Payment Option, and the Annuity Commencement  Date.  The Owner is the person named in the application, unless changed.

Contract Value - The Contract Value is the sum of the value of all Variable Account Accumulation Units attributable to the Contract plus any amount held under the Contract in the Fixed Account.

Contract Year - A Contract Year is each Contract Anniversary.

Date Of Issue - The Date of Issue is shown on the Data Page.

Designated Annuitant - The Designated Annuitant is the person named, prior to the Annuitization Date, to receive annuity payments.  The Designated Annuitant is named on the Data Page, unless changed.  The Company reserves the right to reject any change of the Designated Annuitant which has been made without the prior consent of the Company.

Distribution - A Distribution is any payment of part or all of the Contract Value.

Fixed Account - The Fixed Account is made up of all assets of the Company other than those in any segregated asset account.

Fixed Annuity - A Fixed Annuity is a series of payments which are guaranteed by the Company as to dollar amount during the Annuitization period.

Home Office - The Home Office is the main office of the Company located in Columbus, Ohio.

Non-Qualified Contract - A Non-Qualified Contract is a Contract issued to fund a Non-Qualified Plan.

Non-Qualified Plan - A Non-Qualified Plan is a retirement program which does not receive favorable tax treatment under the provisions of the Internal Revenue Code.

Purchase Payment Anniversary - A Purchase Payment Anniversary is an anniversary of the date a purchase payment is made under the Contract.

Purchase Payment Year - A Purchase Payment Year is each year starting with the date a purchase payment is made and each Purchase Payment Anniversary thereafter.

Qualified Contract - A Qualified Contract is a Contract issued to fund a Qualified Plan.

Qualified Plan - A Qualified Plan is a retirement program which receives favorable tax treatment under the provisions of the Internal Revenue Code.

Valuation Date - A Valuation Date is each day the New York Stock Exchange and the Company's Home Office are open for business.  It may also be any other day during which there is a sufficient degree of trading of the Variable Account's Mutual Fund shares such that the current net asset value of its Accumulation Units might be materially affected.

Valuation Period - A Valuation Period is the interval of time between one Valuation Date and the next Valuation Date.  It is measured from the closing of business of the New York Stock Exchange and ending at the close of business for the next succeeding Valuation Date.

Variable Account - The Variable Account is named on the Data Page.  It is a separate investment account of the Company designated as the Nationwide Variable Account-II into which Variable Account purchase payments are allocated.

Variable Annuity - A Variable Annuity is a series of payments which: (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of the Variable Account.

GENERAL PROVISIONS

Contract Maintenance Charge

This charge is a deduction of $30.00 made on each Contract Anniversary, and on any date that full Contract Value is surrendered if such Surrender occurs on any date other than a Contract Anniversary.  This charge will be allocated between the Fixed and Variable Accounts in the same percentages as the purchase payment investment allocations are to the Fixed and Variable Accounts.

Deduction For Premium Taxes

Any premium taxes levied by a state or other governmental entity will be charged against the Contract Value.  The Company will deduct such taxes from the Contract Value at the time of Annuitization, except in those states which require such taxes to be paid when purchase payments are made.

Mortality And Expense Risk Charge

The Company will deduct a Mortality and Expense Risk Charge equal, on an annual basis, to 1.25% of the daily net asset value of the Variable Account.  This deduction is made to compensate the Company for assuming the mortality risks and expense risks under this Contract.  The deduction will be: (1) made from each Sub-Account; (2) computed on a daily basis; and (3) made in the same proportion that the Contract Value in each Sub-Account bears to the total Contract Value in the Variable Account.

Administration Charge

The Company will deduct an Administration Charge equal, on an annual basis, to 0.05% of the daily net asset value of the Variable Account.  This deduction is made to reimburse the Company for expense incurred in the administration of the Contract and of the Variable Account.  The deduction will be: (1) made from each Sub-Account; (2) computed on a daily basis; and (3) made in the same proportion that the Contract Value in each Sub-Account bears to the total Contract Value in the Variable Account.

Beneficiary Provisions

The Beneficiary and any Contingent Beneficiary are named in the application, unless changed.  If the Beneficiary dies prior to the death of the Designated Annuitant or Annuitant, the Contingent Beneficiary becomes the Beneficiary.  Unless the Owner has provided otherwise, if there are two or more Beneficiaries, they will receive equal shares.  If there is no named Beneficiary or Contingent Beneficiary when the Designated Annuitant or Annuitant has died, all rights and interests of the Beneficiary will vest in the Contract Owner or the Contract Owner's estate.

Subject to the terms of any existing assignment, the Owner may name a new Beneficiary or a new Contingent Beneficiary at any time.  Any new choice of Beneficiary or Contingent Beneficiary will automatically revoke any prior choice of Beneficiary or Contingent Beneficiary.  Any request for change must be:  (1) made in writing; and (2) received at the Home Office.  The change will become effective as of the date the written request is signed, whether or not the Designated Annuitant or the Annuitant is living at the time of receipt.   A new choice of Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by the Company prior to the time it was received.

Contract Ownership Provisions

The Owner has all rights under the Contract, unless otherwise provided.  If the purchaser names someone other than himself as Owner, the purchaser would have no rights under the Contract.  The Owner, during the lifetime of the Designated Annuitant and prior to the Annuitization Date, is the person named in the application, unless changed.  If the Owner dies before the Annuitization Date, a Distribution will be made in accordance with the Death of Owner provision.

The Owner may name a new Owner or Contingent Owner at any time prior to the Annuitization Date.  (However, a new Owner may not be named after one of the events under the Distribution Provisions has occurred.)  Any new choice of Owner or Contingent Owner will automatically revoke any prior choice of Owner or Contingent Owner.  Any request for change must be:  (1) made in writing; and (2) received at the Home Office.  The request for change must be a "Proper Written Application" and include a signature guarantee as specified in the "Surrender" section.  The change will become effective as of the date the written request is signed.  A new choice of Owner or Contingent Owner will not apply to any payment made or action taken by the Company prior to the time it is received.

The Designated Annuitant becomes the Annuitant and becomes the Owner on the Annuitization Date.  The Annuitant's rights regarding ownership may be restricted under the provisions of the retirement or deferred compensation plan for which this Contract is issued.

A change in the Designated Annuitant or Contingent Designated Annuitant must be received before the Annuitization Date and meet the following conditions: (1) the request for such change must be made by the Owner; (2) the request must be made in writing on a form acceptable to the Company; (3) the request must be signed by the Owner and the person to be named as Designated Annuitant or Contingent Designated Annuitant; and (4) such change is subject to underwriting and approval by the Company.

Death Of Designated Annuitant

A death benefit may be payable to the Beneficiary when the Designated Annuitant has died.

If the Designated Annuitant dies prior to the Annuitization Date, the value of the death benefit will be determined as of the Valuation Date on or next after the date on which the following are received at the Home Office.

1.Proof of the death of the Designated Annuitant; and
2.Written request for either a lump sum payment or an Annuity Payment Option.

Proof of death is:

1.a copy of a certified death certificate

2.a copy of a certified decree of a court of a competent jurisdiction as to the finding of death

3.a written statement by a medical doctor who attended the deceased; or

4.any other proof satisfactory to the Company.

The death benefit is payable to the Beneficiary unless:

The Owner has named a Contingent Designated Annuitant.  In such case, the death benefit is payable upon the death of the last survivor of the Designated Annuitant and Contingent Designated Annuitant.

The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution or (2) election of an annuity payout.  Such election must be received by the Company within 60 days of the Annuitant's death.

If the Designated Annuitant dies prior to the first day of the calendar month after his 75th birthday the dollar amount of the death benefit will be the greater of: (1) the Contract Value; or, (2) the sum of all purchase payments, less any amounts surrendered.

If: (1) the Contract Owner has requested an Annuity Commencement Date later than the first day of the calendar month after the Designed Annuitant's 75th birthday; (2) the Company has approved the request; and (3) the Designated Annuitant dies after such date; the dollar amount of the death benefit will be equal to the Contract Value.

Death Of Annuitant

If the Annuitant dies after the Annuitization Date, the death benefit payable, if any, will be based on the Annuity Payment Option selected.

Death Of Owner

In the event the Owner dies, the following rules will apply in those situations where the Contract was not issued in connection with a Qualified Plan.

1.In the event the Contract Owner dies prior to the Annuitization Date, the entire interest must be distributed within five years after the death of the Contract Owner, unless the payee elects to receive Distribution in the form of a life annuity or an annuity for a period certain not exceeding his life expectancy.  If the payee does elect to receive such annuity, payments must begin within one year from the date of the Owner's death.  Any Distribution will be paid in accordance with one of the following three elections:

(a)If the Contract Owner elects in the application, he may have the Distribution paid to his estate.  If the Owner wishes to have the Distribution paid to his estate, he must make the election in the application.  If such election is made in the application, the Distribution must be distributed to the estate within five years after the death of the Owner.

 (b)In lieu of and as an alternative to naming his estate to receive the Distribution, the Owner may name a Contingent Owner.  If the Contract Owner names a Contingent Owner, the Distribution will be paid to the Contingent Owner.

 (c)If neither the Owner's estate nor a Contingent Owner has been named to receive the Distribution, or if the Contingent Owner predeceases the Owner, the death benefit will be paid to the Designated Annuitant.  If the Owner is the Designated Annuitant, the Distribution will be paid to the Beneficiary under the Death of Designated Annuitant provisions.  If the Contract Owner and the Designated Annuitant are not the same person, no Death Benefit is payable upon the death of the Contract Owner, although a Distribution is still payable.

2.In the event the recipient of the Distribution is the Contract Owner's spouse, the Contract may be continued by such spouse without compliance with the Distribution rules set forth herein.

3.In the event the Contract Owner dies on or after the Annuitization Date, and before the entire interest has been distributed, any remaining portion of such interest must be distributed at least as rapidly as under the method of Distribution being used as of the date of the Contract Owner's death.

Alteration Or Modification

All changes in or to the terms of the Contract must be: (1) made in writing; and (2) signed by the President or Secretary of the Company.  No other person can alter or change any of the terms or conditions of this Contract.

Assignment

Unless otherwise provided, the Owner may assign all rights under this Contract at any time during the lifetime of the Designated Annuitant, prior to the Annuitization Date.  The Company will not be bound by any assignment until written notice is received and recorded at the Home Office.  The Company is not responsible for the validity or tax consequences of any assignment.  An assignment will not apply to any payment made or action taken by the Company prior to the time it was recorded.

If this Contract is a Non-Qualified Contract, the value of any portion of the Contract which is assigned or pledged may be treated like a cash withdrawal for federal tax purposes.

If this Contract is issued to fund a retirement plan pursuant to Internal Revenue Code Sections 401, 403, 404, or 408, it may not be assigned, pledged or otherwise transferred except as allowable by applicable law.

Entire Contract

This document is the whole Contract between the Owner and the Company.  This Contract, Data Page and Endorsement(s) (if any), make up the entire Contract.

Misstatement of Age

If the age of the Annuitant has been misstated, all payments and benefits under this Contract will be adjusted. Payments and benefits will be made on the basis of the Annuitant's correct age. Proof of age of an Annuitant may be required at any time, in a form suitable to the Company. When the age of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under this Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under this Contract.

Evidence Of Survival

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by the Company.  Such proof may be required prior to making the payments.

Protection Of Proceeds

Payments under this Contract are not assignable by any Beneficiary prior to the time they are due.  Payments are not subject to the claims of creditors or to legal process, except as mandated by applicable laws.

Reports

At least once each year, prior to the Annuitization Date, a Report showing the Contract Value will be provided to the Owner.

Incontestability

This Contract will not be contested.

Contract Settlement

The Company may require this Contract to be returned to the Home Office prior to making any payments.  All sums payable to or by the Company under this Contract are payable at the Home Office.

Number And Gender

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular; and all references in the male gender will include the female and neuter genders.

Non-Participating

This Contract is non-participating.  It will not share in the surplus of the Company.

ACCUMULATION PROVISIONS

Surrender

The Owner may Surrender part or all of the Contract Value at any time this Contract is in force and prior to the earlier of the Annuitization Date or the death of the Designated Annuitant.  For the purpose of calculating the Contingent Deferred Sales Charge, and in order to minimize the applicable Contingent Deferred Sales Charge, all amounts withdrawn are deemed to be withdrawn on a first-in first-out basis i.e., all withdrawals are deemed to come from the oldest purchase payments first.  (Note - for tax purposes, withdrawals might be treated differently.)  All Surrenders will have the following conditions:

1.The request for Surrender must be in writing.

2.The Surrender Value will be paid to the Owner when proper written application and the Contract are received at the Home Office.

3.The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange, Commercial Bank or a Savings & Loan.  Payment of the Variable Account Contract Value will be made within seven days of receipt of both proper written application and the Contract.  Payment of the Fixed Account Contract Value may be deferred up to six months following receipt of application.

4.When written application and the Contract are received, the Company will Surrender a number of Variable Account Accumulation Units and an amount from the Fixed Account needed to equal: (a) the dollar amount requested; plus (b) any Contingent Deferred Sales Charge which applies; plus (c) any Contract Maintenance Charge which applies.

5.Unless the Owner has instructed otherwise, if a partial Surrender is requested, the Surrender will be made as follows: (a) from the Variable Account Contract Value; and (b) from the Fixed Account Contract Value.  The amounts surrendered from the Fixed Account and the Variable Account, will be in the same proportion that the Owner's interest in the Fixed Account and Variable Account bears to the total Contract Value.

Contingent Deferred Sales Charge

If part or all of the Contract Value is surrendered, a Contingent Deferred Sales Charge may be applied at the time of a Surrender.  The Contingent Deferred Sales Charge will be equal to no more than 7% of the lesser of: (1) the total of all purchase payments made within 84 months prior to the date of the request for Surrender; or (2) the amount surrendered.

The Contingent Deferred Sales Charge applies to purchase payments as follows:

Contingent Deferred Sales Charge Table for Contracts Issued On Or After July, 1988

Number of Completed Years From Date Of Purchase Payment	Contingent Deferred Sales Charge Percentage	Number of Completed Years From Date Of Purchase Payment	Contingent Deferred Sales Charge Percentage
0	7%	4	3%
1	6%	5	2%
2	5%	6	1%
3	4%	7	0%

A Contingent Deferred Sales Charge will not be assessed against any values which have been held under the Contract for at least 84 months or any values applied to purchase an annuity.

Reduction Or Elimination Of Contingent Deferred Sales Charge

The amount of Contingent Deferred Sales Charges on the Contracts may be reduced when sales of the Contracts are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the Contracts to a group of individuals under such a program results in savings of sales expenses. The entitlement to such a reduction in Contingent Deferred Sales Charges will be determined by the Company.

Surrenders Without Charge

Once each year, starting with the second Purchase Payment Year of a purchase payment, the Owner may Surrender, without a Contingent Deferred Sales Charge, an amount equal to 10% of the purchase payment at the time of surrender.  This free withdrawal privilege is non-cumulative and must be used in the year available.

After a purchase payment's seventh Purchase Payment Anniversary, the Owner may Surrender without charge: (1) 100% of the purchase payment amount, less (2) any amount of the purchase payment previously surrendered.

Surrender Value

The Surrender Value is the amount that will be paid if the full Contract Value is surrendered.  The Surrender Value at any time will be:

1.The Contract Value; less
2.Any Contingent Deferred Sales Charge which applies; less
3.Any Contract Maintenance Charge which applies.

Suspension Or Delay In Payment Of Surrender

The Company has the right to suspend or delay the date of any Surrender payment from the Variable Account for any period:

1.When the New York Stock Exchange is closed;

2.When trading on the New York Stock Exchange is restricted;

3.When an emergency exists as a result of which:  (a) disposal of securities held in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account;

4.During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5.When the request for Surrender is not made in writing or when the signature(s) of the Owner are not properly guaranteed.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in numbers 2,3, and 4 above exist.

The Company further reserves the right to delay payment of a total Surrender of Fixed Account Contract Value for up to six months in those states where applicable law requires the Company to reserve such right.

Flexible Purchase Payments

The Contract is bought for: (1) The First Purchase Payment; and (2) purchase payments made after the First, if any.  The cumulative total of all purchase payments under this and any other annuity contract(s) issued by the Company having the same Designated Annuitant may not exceed $1,000,000 without the prior consent of the Company.

First Purchase Payment

The First Purchase Payment is due on the Date of Issue.  The initial First Year Purchase Payment may not be less than $1,500 for Non-Qualified Contracts.  However, if periodic payments are expected by the Company, this initial first year minimum may be satisfied by purchase payments made on an annualized basis.  For Qualified Contracts issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Sections 401, 403, 404 or 408 of the Internal Revenue Code, the Company will accept purchase payments, on an annualized basis.  Purchase payments, if any, after the first Contract Year must be a least $10 each.  The Company reserves the right to reject any purchase payment which does not meet this minimum payment requirement.

No Default

There are no penalties for failure to continue purchase payments.  Unless surrendered for the full Contract Value, if any purchase payment after the First is not paid when due, the Contract will continue in full force until the Annuitization Date.  This Contract will not be in default, even if no additional purchase payments are made.

Change In Purchase Payments

The Owner is not obligated to continue purchase payments in the amount or at the frequency selected.  The Owner may: (1) increase or decrease the amount of purchase payments, subject to any minimum payment requirements; or (2) change the frequency of purchase payments.  A change in the frequency or amount of purchase payments does not have to be made by written request.

Allocation Of Purchase Payments

The Owner elects to have the purchase payments allocated among the Fixed Account and the Sub-Accounts of the Variable Account at the time of application.

Contract Value

The Contract Value at any time will be the sum of: (1) the Variable Account Contract Value; and (2) the Fixed Account Contract Value.

In the event of a partial Surrender, the Company will, unless instructed to the contrary, surrender accumulation Units from all Sub-Accounts in which the Contract Owner has an interest and from the Fixed Account.  The number of Accumulation Units surrendered from each such Sub-Account and the amount surrendered from the Fixed Account will be in the same proportion that the Contract Owner's interest in these Sub-Accounts and Fixed Account bears to the total Contract Value.

Fixed Account Contract Value

The Fixed Account Contract Value at any time will be: (1) the sum of all amounts credited to the Fixed Account under this Contract; less (2) any amounts canceled or withdrawn for charges, deductions, or Surrenders.  With regard to the Fixed Account, any paid-up annuity, cash surrender, or death benefits that may become available, will not be less than the minimum benefits required by any statute of any state in which this contract is delivered.

Interest To Be Credited

The company will credit interest to the Fixed Account Contract Value.  Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company.  Such rates will be declared to the Owner in writing prior to each quarterly period.  Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months, and remain at such rate unless changed.  However, the Company guarantees that it will credit interest at not less than 3.0% per year.

Variable Account Contract Value

The Variable Account Contract Value is the sum of the value of all Variable Account Accumulation Units under this Contract.

If: (1) part or all of the Variable Account Contract Value is surrendered; or (2) charges or deductions are made against the Variable Account Contract Value; then, an appropriate number of Accumulation Units will be canceled or surrendered to equal such amount.

The Variable Account

The Variable Account is a separate investment account of the Company.  It is named on the Data Page.  The Company has allocated a part of its assets for this Contract and certain other contracts to the Variable Account.  Such assets of the Variable Account remain the property of the Company.  However, they may not be charged with the liabilities from any other business in which the Company may take part.

Investments Of The Variable Account

The purchase payments applied to the Variable Account will be invested at net asset value in one or more of the mutual funds shown on the Data Page.

Sub-Accounts

The Variable Account is divided into Sub-Accounts which invest in shares of mutual funds.  Purchase payments are allocated among one or more of these Sub-Accounts, as designated by the Owner.

Valuation Of Assets

Mutual fund shares in the Variable Account will be valued at their net asset value.

Variable Account Accumulation Units

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the purchase payment.

Variable Account Accumulation Unit Value

The value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10 when the first mutual fund shares were bought.  The value for any later Valuation Period is found as follows:

The Accumulation Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the next following Valuation Period.  The result is the Accumulation Unit Value.  The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.  The number of Accumulation Units will not change as a result of investment experience.

Net Investment Factor

The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next.  The Net Investment Factor may be greater or less that one; therefore, the value of an Accumulation Unit may increase or decrease.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.is the net result of:

a.the net asset value per share of the mutual fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

b.the per share amount of any dividend or capital gain distributions made by the mutual fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

c.a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

2.is the net result of:

a.the net asset value per share of the mutual fund held in the Sub-Account, determined at the end of the last prior Valuation Period; plus or minus

b.the per share charge or credit for any taxes reserved for the last prior Valuation Period.

3.is a factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Variable Account.  Such factor is equal, on an annual basis, to 1.30% of the daily net asset value of the Variable Account.

For funds that credit dividends on a daily basis and pay such dividends once a month, the Net Investment Factor allows for the monthly reinvestment of these daily dividends.

Fixed Account Provisions

The Fixed Account is the general account of the Company.  It is made up of all assets of the Company other than:  (1) those in the Variable Account; and (2) those in any other segregated asset account.

Transfer Provisions

The Owner may annually transfer a portion of the value of the Fixed Account to the Variable Account  and a portion of the Variable Account to the Fixed Account, without penalty or adjustment.  Transfers from the Fixed Account to the Variable Account will be determined by the Company, but will not be less than 10%, and will be declared before the termination date of the then current interest rate guarantee period.  Transfers from the Fixed Account must be made within 30 days after the termination date of the guaranteed period.

The Owner may request a transfer of up to 100% of the Contract Value from the Variable Account to the Fixed Account.  The Owner's value in each Sub-Account will be determined as of the date the transfer request is received in the Home Office in good order.  The Company reserves the right to restrict transfers to the Fixed Account to 25% of the Contract Value, depending on the market conditions at the time of the transfer request.

Transfers from the Fixed Account may not be made prior to the first Contract Anniversary or within 12 months of any prior Transfer.  Transfers must also be made prior to the Annuitization Date.

Distribution Provisions

The following events will give rise to a Distribution:

1.Reaching the Annuitization Date - Distribution will be made pursuant to the Annuity Payment Option selected.

2.Death of the Designated Annuitant prior to the Annuity Commencement Date - Distribution to be made in accordance with the options available under the Death of Designated Annuitant provision of this Contract.

3.Death of the Owner - Distribution to be made in a manner consistent with the Death of Owner provisions of this Contract.

4.Surrender - Distribution to be made in accordance with the Surrender provisions of this Contract.

Exchange Privilege

The Contract Owner may exchange this Contract for an annuity contract which: (1) is issued by the Company; and (2) is determined by the Company to be the type and class eligible for such exchange.  In determining which contracts may be of the same type and class as this Contract, the Company shall apply its rules and regulations applicable thereto.  The Contract Owner must request an exchange: (1) in writing; and (2) at least 45 days prior to the Annuitization Date.  Any such exchange shall be made free from any Contingent Deferred Sales Charge provided for in this Contract.

ANNUITIZATION PROVISIONS

General

All of the provisions within this section are subject to the restrictions set forth in the Section entitled "Death Of Owner."

Annuitization

This is the process of purchasing an annuity according to the option selected, during the payout phase of the Contract.  As of the Annuitization Date, the Contract Value is surrendered and applied to the purchase rate then in effect for the option selected.  The purchase rates for all options will be determined on a basis not less favorable than the 1971 Individual Annuity Mortality Table (set back one year) with minimum interest at 3.5%.  The rates shown in the Annuity Tables are calculated on this guaranteed basis.  Annuitization is irrevocable once payments have begun.

Annuity Commencement Date

Such date: (1) must be the first day of a calendar month; and (2) must be at least two years after the Date of Issue.  The Annuity Commencement Date may not be later than the first day of the first calendar month after the Annuitant's 75th birthday, unless a later date has: (1) been requested by the Contract Owner; and (2) approved by the Company.  This date is selected by the Owner at the time of application.  Any applicable premium taxes not already deducted will be deducted from the Contract Value at this time.  The remaining Contract Value will then be applied to the Annuity Payment Option selected by the Owner.

Change Of Annuity Commencement Date

The Owner may change the Annuity Commencement Date.  A change of Annuity Commencement Date must be made prior to the Annuitization Date and by written request.  The request must be received at the Home Office prior to the new Annuity Commencement Date.  The date to which such a change may be made must be the first day of a calendar month.

Change Of Annuity Payment Option

The Owner may change the Annuity Payment Option prior to the Annuitization Date.  A change of the Annuity Payment Option must be made by written request and must be received at the Home Office prior to the Annuitization Date.  After a change of Annuity Payment Option is received at the Home Office, it will become effective as of the date it was requested.  A change of Annuity Payment Option will not apply to any payment made or action taken by the Company before it was received.

Annuity Payment Options

One Annuity Payment Option or a combination of Annuity Payment Options may be selected.  Any Annuity Payment Option not set forth in the Contract which is satisfactory to both the Company and the Annuitant may be selected.

Supplementary Agreement

A Supplementary Agreement will be issued within 30 days following the Annuitization Date.  The Supplementary Agreement will set forth the terms of the Annuity Payment Option selected.

Frequency And Amount Of Payments

Payments will be made based on the payment option selected and frequency selected.  However, if the net amount to be applied at the Annuitization Date is less than $500, the Company has the right to pay such amount in one lump sum.

If any payment provided for would be or becomes less than $20, the Company has the right to change the frequency of payment to an interval that will result in payments of at least $20.

Fixed Annuity Provisions

A Fixed Annuity is an annuity with level payments which are guaranteed by the Company as to dollar amount during the annuity payment period.  At the Annuitization Date, the Contract Value will be applied to the applicable Annuity Table.  This will be done in accordance with the Annuity Payment Option selected.

Variable Annuity

A Variable Annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount; and (2) vary in amount with the investment experience of the Variable Account.

Determination Of First Variable Annuity Payment

At the Annuitization Date, the Variable Account Contract Value will be applied to the applicable Annuity Table.  This will be done in accordance with the Annuity Payment Option selected.  The Annuity Tables are based on the 1971 Individual Annuity Mortality Table (set back one year) with interest at 3.5%.

Annuity Unit Value

An Annuity Unit is used to calculate the value of annuity payments.  The value of an Annuity Unit for each Sub-Account was arbitrarily set at $10 when the first mutual funds were bought.  The value for any later Valuation Period is found as follows:

1.The Annuity Unit Value for each Sub-Account for the last prior Valuation Period is multiplied by the Net Investment Factor for the Sub-Account for the Valuation Period for which the Annuity Unit Value is being calculated.

2.The result is multiplied by an interest factor. This is done to neutralize the Assumed Investment Rate of 3.5% per year, which is built into the Annuity Tables.

Variable Annuity Payments After The First Payment

Variable Annuity payments after the first vary in amount.  The payment amount changes with the investment performance of the Sub-Accounts within the Variable Account.  The dollar amount of such payments is determined as follows:

1.The dollar amount of the first annuity payment is divided by the value of an Annuity Unit as of the Annuitization Date.  This result establishes the fixed number of Annuity Units for each Sub-Account, for each monthly annuity payment after the first.  This number of Annuity Units remains fixed during the annuity payment period.

2.The fixed number of Annuity Units is multiplied by the Annuity Unit Value for the Valuation Period for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

ANNUITY PAYMENT OPTIONS

General

All annuity payments will be mailed within 10 working days of the first of the month in which they are scheduled to be made.

Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant.

Joint And Last Survivor Annuity

The amount to be paid under this option will be paid and continued during the lifetimes of the Annuitant and designated second person.  Payments will continue as long as either is living.

Life Annuity With 120 Or 240 Monthly Payments Guaranteed

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  A guaranteed period of 120 or 240 months may be selected.  If the Annuitant dies prior to the end of this guaranteed period, the Beneficiary may choose to continue receiving payments until the end of the guaranteed period, or receive the  commuted value of the remaining guaranteed payments in a lump sum.  Such lump sum payment will be equal to the present value of the remaining guaranteed payments to which the Annuitant would have been entitled had he not died.  The payment will be computed as of the date on which proof of the death of the Annuitant is received at the Home Office and computed at an assumed investment rate which is the greater of that used in the Annuity Tables in effect on the date of the calculation of the lump sum and that used in the Annuity Tables in effect on the Annuitization Date.

UNISEX

Monthly Benefits per $1,000 Applied

ANNUITY TABLES
JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED

Annuitant Age
		50	55	60	65	70
Survivor Age	50	$3.91	$4.07	$4.21	$4.34	$4.44
	55	4.00	4.20	4.41	4.59	4.76
	60	4.08	4.32	4.59	4.86	5.12
	65		4.42	4.75	5.12	5.50
	70			4.89	5.35	5.87

LIFE ANNUITY MONTHLY ANNUITY PAYMENTS PER $1,000 APPLIED
Annuitant's	Guaranteed Period
Attained Age Last Birthday	None	120 Months	240 Months
40	$3.73	$3.72	$3.70
41	3.77	3.76	3.73
42	3.81	3.80	3.77
43	3.86	3.85	3.81
44	3.91	3.89	3.85
45	3.96	3.94	3.89
46	4.01	3.99	3.94
47	4.06	4.05	3.98
48	4.12	4.10	4.03
49	4.18	4.16	4.08
50	4.25	4.23	4.13
51	4.32	4.29	4.19
52	4.39	4.36	4.24
53	4.47	4.43	4.30
54	4.55	4.51	4.36
55	4.64	4.59	4.43
56	4.73	4.67	4.49
57	4.82	4.76	4.55
58	4.93	4.85	4.62
59	5.03	4.95	4.69
60	5.15	5.05	4.76
61	5.27	5.16	4.83
62	5.39	5.27	4.90
63	5.53	5.39	4.97
64	5.67	5.52	5.04
65	5.83	5.66	5.11
66	6.00	5.80	5.18
67	6.19	5.95	5.24
68	6.39	6.12	5.30
69	6.61	6.29	5.36
70	6.85	6.46	5.41
71	7.11	6.65	5.46
72	7.39	6.85	5.50
73	7.70	7.05	5.54
74	8.03	7.25	5.57
75	8.40	7.46	5.59

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